Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Bone Biologics Corporation (Registration No. 333-_____), of our report dated March 15, 2022 (which includes an explanatory paragraph regarding Bone Biologics Corporation’s ability to continue as a going concern), relating to the consolidated financial statements of Bone Biologics Corporation as of December 31, 2021 and 2020, and for the years then ended, which appear in Bone Biologics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on March 15, 2022. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Los Angeles, California

September 23, 2022